EXHIBIT 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-237658, 333-229921, 333-224492, 333-220058, 333-204590 and 333-193635) and Form S-3 (File Nos. 333-234107 and 333-225048) of ADMA Biologics, Inc. (the “Company”) of our report, which includes an explanatory paragraph related to the Company’s ability to continue as a going concern, dated March 25, 2021, on our audits of the Company’s  consolidated financial statements  as of December 31, 2020 and 2019 and for the years then ended, included in this Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2020.

/s/ CohnReznick LLP

Holmdel, New Jersey

March 25, 2021